Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-132949 and No. 333-139178) pertaining to the Live Nation, Inc. 2005 Stock Incentive Plan and the Live Nation, Inc. Nonqualified Deferred Compensation Plan, respectively, of our report dated October 30, 2006, with respect to the consolidated financial statements of HOB Entertainment, Inc. included in the Current Report (Form 8-K/A) filed with the Securities and Exchange Commission pertaining to Live Nation, Inc’s acquisition of HOB Entertainment, Inc.
/s/ Ernst & Young LLP
Los Angeles, California
January 17, 2007